Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-275479) pertaining to the Cambridge Bancorp 2017 Equity and Cash Incentive Plan and Eastern Bankshares Inc. 2021 Equity Incentive Plan of our report dated February 26, 2024, with respect to the consolidated financial statements of Eastern Bankshares, Inc. and the effectiveness of internal control over financial reporting of Eastern Bankshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 11, 2024